Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated September 12, 2012

Registration No. 333-168605

September 12, 2012

INFINITY PROPERTY AND CASUALTY CORPORATION

5.000% SENIOR NOTES DUE 2022

PRICING TERM SHEET

Issuer:	Infinity Property and Casualty Corporation

Ratings (Moody’s/S&P)*:	Baa2 (stable) / BBB (stable)

Principal Amount:	$275,000,000

Security Type:	Senior Notes

Trade Date:	September 12, 2012

Settlement Date:	September 17, 2012 (T+3)

Maturity Date:	September 19, 2022

Price to Public:	100% of principal amount

Coupon:	5.000%

Benchmark Treasury:	1.625% due August 15, 2022

Spread to Benchmark Treasury:	+323.5 basis points

Benchmark Treasury Yield:	1.765%

Yield to Maturity:	5.000%

Interest Payment Dates:	Semi-annually on March 19 and September 19, commencing on March 19, 2013

Make-Whole Call:

We may redeem the Notes, in whole or in part, from time to time at our option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of:

•         100% of the principal amount of the Notes to be redeemed; and

•         the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

Joint Bookrunning Managers:	Barclays Capital Inc. Goldman, Sachs & Co.

CUSIP:	45665QAF0

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Barclays Capital Inc. at 1-888-603-5847 or Goldman, Sachs & Co. at 1-866-471-2526.